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                                                                     EXHIBIT 8.1

                [PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]




                               March 12, 2007


eTelecare Global Solutions, Inc.
31st Floor CyberOne Building
Eastwood City, Cyberpark
Bagumbayan, Quezon City 1110
Philippines

Ladies and Gentlemen:

         We have acted as counsel to eTelecare Global Solutions, Inc., a Philippines corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form F-1 filed March 12, 2007, as amended to such date (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of American Depositary Shares representing common shares of the Company.

         We hereby confirm to you that the discussion set forth in the Registration Statement under the caption "Taxation--U.S. Federal Income Taxation," insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ Pillsbury Winthrop Shaw Pittman LLP